PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

CASH DIVIDEND AND STOCK REPURCHASE PROGRAM ANNOUNCED AT VALLEY COMMERCE BANCORP’S 2012 ANNUAL SHAREHOLDERS’ MEETING

VISALIA, California, May 23, 2012 – Walter A. Dwelle, Chairman of the Board of Valley Commerce Bancorp, announced at the 2012 annual shareholders’ meeting held last evening in Visalia that the company’s Board of Directors has authorized a cash dividend of four cents per share. The dividend is payable to common shareholders of record on June 7, 2012 and is to be distributed on or about June 28, 2012. The total amount of the cash dividend will be approximately $111 thousand. Dwelle stated that the Board will consider future cash dividends following the end of each calendar quarter.

Dwelle also announced that the Board of Directors has authorized a stock repurchase program that will allow up to $3 million of the company’s common stock to be repurchased in the open market or through privately negotiated transactions.

In March 2012, the company fully repurchased the Capital Purchase Program preferred stock it sold to the United States Treasury in 2009. The transaction eliminated restrictions on the company’s ability to pay cash dividends and repurchase its common stock.

“After we repurchased the preferred stock we quickly turned our attention to rewarding our common shareholders who have been so supportive during these past years.” stated Dwelle. “We believe that we will continue to prove ourselves to be a top performing bank and we will take all prudent actions to ensure that our financial strength and performance are reflected in our stock price.”

Also at the shareholders’ meeting, the following persons were elected to the board of directors: Walter A. Dwelle, Donald A. Gilles, Philip R. Hammond, Jr., Russell F. Hurley, Fred P. LoBue, Jr., Kenneth H. Macklin, Barry R. Smith, and Allan W. Stone. Mr. Stone is also the company’s President and Chief Executive Officer.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.